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                                                                    EXHIBIT 99.3


                              Verdant Brands, Inc.
                       9555 James Avenue South, Suite 200
                              Bloomington, MN 55431



TO:  CREDITOR COMPANY

FROM:  Verdant Brands , Inc.


March 2, 2001:


It has been several weeks since our last correspondence with you. This letter is provided to you to give you an update as to the activities that have recently transpired. A great deal has happened since we last communicated.

As you have been previously been notified, on June 5, 2000, Verdant Brands, Inc. was notified by its senior secured creditor that it was not in compliance with its lending agreement. Since this time, the senior secured creditor has provided interim financing to Verdant Brands and its operating subsidiaries under a series of standstill agreements. The last of these agreements expired on February 2, 2001.

Over the past six months, we have made every attempt to reach an agreement that would allow us to implement the payment program that was offered to you last December. While we have received excellent support from the creditors of Verdant Brands , Inc., with 53% of the total group voting in acceptance of our program, the repayment plan was tied to the retention and operation of Consep, Inc. for the benefit of all creditors.

In a press release dated February 26, 2001, Verdant Brands announced that it has reached an agreement with its senior secured lender to assign the assets of its last operating entity, Consep, Inc., to a third party trustee in exchange for limited funding necessary to continue the operations of Consep, Inc. until this business unit can be sold. Verdant Brands' Board of Directors and management have concluded that accepting the requirement of the senior secured lender that Verdant Brands turn over the Consep business to a third party trustee in exchange for essential operating financing was the course of action with the greatest possibility for maintaining the value of Consep for the benefit of all of its creditors. Verdant Brands has exhausted all other options to retain ownership of this operating entity.

Given this recent development, we regret to inform you that we have been unable to reach a funding agreement with our senior secured creditor which will allow us to complete the payment program which was presented to you. The disposition of the remaining assets of Verdant Brands , Inc. are insufficient to offer repayment of your unsecured debt.

If you have any questions regarding this correspondence, please contact Ed Sink at 541-388-3688.

We thank you for your patience and we again apologize that we are unable to implement the proposed payment program to you.






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